Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 30, 2024 with respect to (i) the consolidated financial statements of Trinity Biotech plc (the “Company”) included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, and (ii) the Waveform Technologies, Inc. Statement of Assets Acquired and Liabilities Assumed as of January 30, 2024 included in the Company’s Form 6-K filed on April 30, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton

Dublin, Ireland
June 21, 2024